[Grubb & Ellis Apartment REIT, Inc. Letterhead]

February 12, 2009

Dear Stockholder:

As you are doubtless aware, 2008 was a challenging year on many fronts and ended in a precipitous economic decline and global recession. Many experts are predicting that a broad economic recovery is unlikely to occur in 2009, and that the economy may actually weaken further before it begins to strengthen.

In light of these troubling times, the board of directors of Grubb & Ellis Apartment REIT, Inc. has elected to take decisive action designed to improve the cash position of the REIT and to better position it for long-term success. Therefore, on February 10, 2009, the board of directors approved a decrease in our distribution rate from 7.0% per annum to 6.0% per annum. The 6.0% per annum distribution will begin with the March 2009 monthly distribution which will be paid in April 2009. We understand that this directly affects your monthly income and assure you that this decision was not undertaken without careful consideration.

Grubb & Ellis Company, or Grubb & Ellis, our sponsor, is also making significant concessions that will contribute to the long-term success of the REIT. Specifically, on November 26, 2008, our board of directors and Grubb & Ellis agreed on an amended advisory agreement with a substantially reduced fee structure. In fact, effective January 1, 2009, Grubb & Ellis agreed to waive (not defer) their 1.0% asset management fee in its entirety until the quarter following the quarter that the REIT’s funds from operations, excluding non-recurring charges, reaches or exceeds 100% of the distributions declared to our stockholders for such quarter. Once this threshold is reached, the asset management fee will resume at 0.5% or half of its fee prior to the amendment. The fee waiver and reduced management fee will result in a benefit to the REIT that could be worth millions of dollars. This is an exceptional and extraordinary show of support from Grubb & Ellis, and demonstrates their commitment to the REIT and its stockholders.

Together, these moves to reduce expenditures are designed to improve the REIT’s cash position and allow it to better navigate the troubling economic situation.

It is the belief of the management and the board of directors of Grubb & Ellis Apartment REIT that these decisions are responsible and proper in the face of a very unsettled global economy, and are in the best long-term interest of you, your fellow investors and the REIT. We believe the REIT will be better positioned to raise equity and improve its funds from operations, thus equipping it to expand its acquisitions and increase its assets under management – strengthening the REIT and improving its performance on behalf of stockholders.

As the market adjusts to the fundamental changes in the economy, we believe the acquisition environment will be attractive in the multifamily sector. Capitalization rates are trending upward, and Grubb & Ellis Apartment REIT will have an opportunity to acquire investment-grade properties below their replacement cost – an attractive prospect that we must make every effort to take advantage of.

Similarly, we believe the long-term fundamentals of the apartment sector remain strong, and our optimistic outlook is supported by third party analysts who remain cautiously bullish on the multifamily front. Indeed, Marcus & Millichap’s recently released 2009 National Apartment Report indicates that the apartment sector enjoys “the healthiest fundamentals among major commercial property sectors.”

Of course, we must all remain mindful of the fact that we are in the midst of an historic economic downturn, and the times are certainly unsettled. While it is generally agreed that the long-term prospects for multifamily investment are favorable, these are based upon projections and human analysis. No one has a crystal ball that can accurately forecast future events and caution is an appropriate stance – a view that is guiding our management of Grubb & Ellis Apartment REIT.

As of January 31, 2009, Grubb & Ellis Apartment REIT has sold approximately 15 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $151.7 million through its initial public offering, which began in the third quarter of 2006. All told, Grubb & Ellis Apartment REIT has made 13 acquisitions with a total portfolio valued at approximately $341 million, based on purchase price.

While your monthly distribution has regrettably been reduced, I trust that you recognize the positive impact these developments should have on the long-term strength and success of Grubb & Ellis Apartment REIT. The significantly reduced fee structure and potentially improved cash position of this REIT should fundamentally improve its outlook and performance. As always, should you have any questions or concerns, please feel free to contact your sales representative or our internal sales desk at 877-888-7348.

Sincerely,

/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
Chief Executive Officer and President

FORWARD-LOOKING LANGUAGE

This correspondence contains certain forward-looking statements with respect to the importance of these changes to Grubb & Ellis Apartment REIT, its cash position, funds from operations and stockholder value. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; the strengths and financial condition of the REIT’s portfolio; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.